--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: OCTOBER 20, 2000
                       (DATE OF EARLIEST EVENT REPORTED)

                         TRAVELCENTERS OF AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                  333-26497                  36-3856519
     (STATE OR OTHER              (COMMISSION              (I.R.S. EMPLOYER
       JURISDICTION               FILE NUMBER)           IDENTIFICATION NO.)
    OF INCORPORATION)

     24601 CENTER RIDGE ROAD, SUITE 200, WESTLAKE, OHIO             44145-5634
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (440) 808-9100

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 9.  REGULATION FD DISCLOSURE

     Set forth below is certain information related to the business description and business risks of TravelCenters of America, Inc.

                              BUSINESS DESCRIPTION

  STRATEGIC ALLIANCES

     - Pathway Network. We have an alliance with Simons Petroleum Inc., which, through its Pathway Network, allows trucking fleets to lock-in their diesel fuel costs for up to two years. We have the exclusive right to offer this service in the markets in which we operate. Simons contracts with fleets to permit them to hedge diesel fuel prices, and we facilitate the distribution of diesel fuel through our travel centers. We receive a fixed margin per gallon on the sale of diesel fuel to fleets participating in the Pathway Network, but we do not assume any of the hedging risk associated with the underlying transactions.

     - Bridgestone. The Bridgestone/Firestone Tire Sales Company is the leading original equipment truck tire supplier in the United States, and its tires are the leading replacement tire in the travel center and truck stop market. Through our alliance with Bridgestone/Firestone, we have negotiated and executed a favorable long-term supply agreement and have become Bridgestone/Firestone's number one marketer of truck tires in our distribution channel.

     - Shell/Equilon. With its "Shell ROTELLA T" brand, Equilon Enterprises LLC is the leading supplier in the United States of lubricants and oils to over-the-road class 8 truck service providers. Through our alliance with Equilon, we have been granted access to all of Equilon's supply terminals and distributor network and favorable pricing, and we have become Equilon's leading travel center and truck stop marketer of lubricants and oils to trucking fleets and independent truck drivers.

FLEET RELATIONSHIPS

     We supply diesel fuel to 49 of the 50 largest long-haul trucking fleets in the United States and are the principal supplier of diesel fuel to the two largest and four of the five largest long-haul trucking fleets. For the twelve months ended June 30, 2000, our sites sold 68% of their total diesel fuel sales volume to trucking fleets.

CUSTOMERS

     The following include certain of our larger trucking fleet customers (based on diesel fuel sales volume): Allied Holdings, Arnold Industries, Inc., Celadon Group, Inc., Covenant Transport, Inc., Crete Carrier Corp., C.R. England, Inc., CRST International, J.B. Hunt Transport Services, Landstar Systems, Inc., Marten Transport, Ltd., M.S. Carriers, Prime Inc., Schneider National, Swift Transportation Co., Inc., USA Truck, Inc., U.S. Xpress Enterprises, Watkins Associated Industries and Werner Enterprises.

APPRAISAL OF SITES

     Deloitte & Touche LLP was retained to provide a real estate appraisal and to perform business valuation procedures to estimate the value in use of our company-owned network sites. Accordingly, Deloitte & Touche completed a limited appraisal and business valuation procedures, dated as of June 15, 2000, in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice as promulgated by The Appraisal Foundation and the Appraisal Institute. As of that date, Deloitte & Touche estimated an aggregate value in use of our 149 company-owned sites that are currently in operation of approximately $1,049,023,000.

CAPITAL INVESTMENT PROGRAM

     In 1997, we initiated a capital investment program to maintain, re-brand, re-image, upgrade and expand our network of travel centers and to build new sites. Under this program, we invested approximately $264.1 million through June 30, 2000, of which approximately $139.5 million represented one-time investments.

     Maintenance Capital Expenditures. Maintenance capital expenditures are aimed at preserving the base level of operations at our sites and corporate headquarters. Included in this category are items such as new roofs, heating, ventilation and air conditioning systems, parking lot paving, new service trucks and kitchen equipment. We estimate that we will have annual on-going maintenance capital expenditures of $30,000 to $50,000 for each company-owned travel center location. In addition, we expect to spend a total of approximately $1.0 million per year for environmental capital items and $8.0 million to $10.0 million per year for various site discretionary projects (such as new satellite fueling pumps and shower upgrades), information systems upgrades and enhancements and other corporate headquarters projects.

     One-time Environmental Costs. We spent approximately $8.7 million to complete the installation of equipment necessary to comply with underground storage tank regulations that went into effect in December 1998. The environmental upgrades included installing, among other items, double-walled fiberglass underground storage tanks, overfill and spill prevention and detection equipment, automatic tank gauging systems and cathodic protection systems for underground storage tanks. We do not know of any similar environmental mandates and, as a result, expenditures for our on-going environmental-related projects are included under maintenance capital expenditures described above.

     Information System Upgrades and Replacement. We invested approximately $31.4 million in information system projects including: information systems software and hardware, such as a new financial and fuel accounting system; upgraded human resource and payroll systems; enhancements to our online credit card authorization and information retrieval system; and updated point-of-sales systems in our travel and convenience stores, full-service and fast food restaurants and truck repair and maintenance shops. As a result, we have upgraded or replaced substantially all of our information systems and believe that we now have state-of-the-art information technology systems. Our on-going system maintenance and upgrade costs are included under maintenance capital expenditures above.

     Re-branding and Transition Expenses. We expect to invest less than $1.5 million to complete any remaining re-branding projects by the end of 2001.

     Site Re-Images and Conversions

     Through June 30, 2000, we completed full re-image projects at 24 of our sites at an average investment of $1.8 million per site. We believe that these full re-image projects have been successful to date in increasing the volume of both trucking and general motorist traffic at our travel centers. At the 20 sites at which we had completed a full re-image project by December 31, 1999, aggregate diesel fuel sales volume, aggregate gasoline sales volume and aggregate non-fuel revenues increased by an average of 48%, 41% and 38%, respectively, during the six-month period immediately following the completion of the re-image project as compared to the six-month period immediately preceding the initiation of our site re-image program in 1998. For the six sites that we acquired subsequent to the initiation of our site re-image program, the comparison period used was the first six months in which we operated each site. On an annualized basis, per site EBITDA (as defined below in the pro forma financial data) increased by an average of $482,000, at these sites. At 10 of our sites, we have completed smaller scale re-image projects, which include some features of the full re-image projects, but do not include a material expansion of the square footage of the building or as comprehensive an enhancement of our product offering as full re-image projects. In addition, by the end of 2001, we intend to invest an additional $33.5 million to complete full re-image projects at 18 of our sites and to invest an additional $6.4 million to complete smaller scale re-image projects at 42 of our sites.

     In an effort to maximize control over the quality and consistency of our network, we acquired the businesses at 34 sites that had been operated by franchisees, including 33 sites that we had leased to their respective operators. These sites, excluding the two sites acquired in 2000 and the two sites we had sold or closed subsequent to their acquisition, contributed to us a combined EBITDA of $28.9 million for 1999 as compared to $18.8 million in their final full year as leased sites.

     The following sets forth the implied return on investment for certain re-imaged and converted sites:

                                       NUMBER          TOTAL            EBITDA
PROJECT CATEGORY                      COMPLETED     INVESTMENT        IMPROVEMENT     IMPLIED ROI
----------------                      ---------   ---------------   ---------------   -----------
                                                  ($ IN MILLIONS)   ($ IN MILLIONS)
Site Re-Images(1)...................     20            $36.3             $ 9.6          26.4%
Site Conversions(2).................     30             23.9              10.1          42.3%
                                         --            -----             -----           ----
Total...............................                   $60.2             $19.7          32.7%

---------------

(1) Reflects results for the 20 sites at which we had completed a full re-image project by December 31, 1999. For those sites, the data reflects the six-month period following the re-image compared to the six-months preceding the initiation of our site re-image program. For the six sites that we acquired subsequent to the initiation of our site re-image program, the comparison period used was the first six months in which we operated each site.

(2) Reflects 1999 results compared to the converted sites final full year as leased sites. Excludes the two sites that we acquired in 2000 and the two sites that we sold or closed after their acquisition.

  Site Upgrades

     Through June 30, 2000, in addition to the site re-image projects, we invested $40.8 million to upgrade and expand the product offerings of our sites. An upgrade typically includes adding one or more of the following: branded fast food restaurants, which we refer to as quick service restaurants, or QSRs, additional diesel fuel and gasoline pumps and canopies and new truck repair and maintenance shops.

  New Site Constructions

     Based on traffic count analysis, freight movement research and mapping and census data, we have identified several new interstate areas available for our network's expansion. We have designed a "prototype" facility and a smaller "protolite" facility to standardize our travel centers and expand our brand name into new geographic markets while also increasing our appeal to general motorists. The prototype and protolite designs combine an improved and efficient facility layout, nationally branded QSRs and expanded product and service offerings with what we believe is the most advanced fueling, billing and repair and maintenance technology in our industry. Since May 1999, we have completed construction of one protolite and five prototype facilities. Most of our future expansion will be with the protolite format, which requires significantly less land and capital investment than the prototype design and enables us to quickly and cost effectively gain a presence in smaller markets. We will also pursue strategic acquisitions.

     We have constructed five new prototype facilities, one each in Commerce City, Colorado (near Denver); Cartersville, Georgia (near Atlanta); Amarillo, Texas; Monroe, Michigan (near Detroit); and San Antonio, Texas. These sites opened for business in May, October and December 1999 and April and August 2000, respectively. We also constructed a new protolite facility in Florence, Kentucky, which opened for business in December 1999. Because of our strong relationships with large trucking fleets, we are able to quickly direct truck traffic to new sites, hastening the payback of development costs. Each of these newly constructed prototype and protolite facilities has had positive cash flow, excluding financing costs, within three months of commencing operations. With the exception of the Florence site, each of these sites was constructed under build-to-suit operating leases with our only capital investment being for signage and certain equipment. We estimate that on an on-going basis the average cost of a prototype and protolite facility is $8.0 million and $5.0 million, respectively, excluding the cost of land.

INCREASED OPERATING EFFICIENCY

     We have implemented several initiatives aimed at reducing our operating expenses by increasing the efficiency of our operations. Since 1997, we have replaced or upgraded almost all of our information systems, and we believe that we now have state-of-the-art information technology systems. Because labor costs constitute about two-thirds of our operating expenses, we have established a labor cost reduction program which involves implementing technology to automate manual processes, to upgrade existing software and to reduce expenses through improved labor scheduling. We have also implemented centralized purchasing and distribution arrangements and installed a new, fully integrated enterprise resource planning system. Since these initiatives were instituted, we have reduced same-site operating expenses as a percentage of non-fuel revenues at our company-operated sites from 56.1% in 1997 to 54.1% in 1999, representing annual savings of $5.1 million, or 3.7% of 1999 operating expenses at those sites that we have operated throughout the three-year period. Due to our recently implemented enterprise resource planning system and upgraded point-of-sale, human resource and payroll systems, we have reduced our site administrative personnel by 111 persons since January 2000, resulting in annual savings of approximately $2.8 million.

MASTER LEASE PROGRAM

     On September 9, 1999, we entered into a master lease program that is being used to finance the construction of eight travel centers on land we own or expect to purchase. Four of these travel centers are new sites in our network and four are travel centers being razed and rebuilt. All eight sites will follow the prototype or protolite design. The total committed amount of the facility is $68.0 million, of which $39.5 million was used as of June 30, 2000. The remaining amount available under the program will be used by March 2002, at which time construction of the eighth site is expected to be completed. Construction at three of the travel centers was completed by June 30, 2000 and a fourth travel center was completed in August 2000. We expect one additional travel center to be completed by the end of 2000 and two additional travel centers to be completed during 2001. We currently own the land on which seven of the travel centers are being constructed and expect to acquire the eighth site within the next six months. The initial term of the lease expires on September 9, 2006, at which time, if the lease is not extended, we have the option to purchase the improvements at a negotiated price. Under the related lease agreement, our quarterly lease payments are based on the capitalization and weighted-average cost of capital of the lessor. The lessor was initially capitalized with $2.4 million of equity and has entered into a loan and security agreement through which it has borrowed $37.1 million through June 30, 2000 and can borrow an additional $28.5 million as the funds are needed to pay the construction costs of our sites. We do not guarantee the indebtedness of the lessor. The lessor's equity holders receive a return on their contributed capital equal to LIBOR plus 10.75%, while the interest rate for the indebtedness is equal to LIBOR plus a spread that will decrease from 4.0% to 3.0% if our ratio of total debt to EBITDA improves. Our quarterly rent payments are calculated to equal the quarterly interest expense, return on equity and debt amortization requirements of the lessor, based on a 40 year straight-line amortization schedule.

FUEL AND NON-FUEL SALES

     Our fuel and non-fuel gross profits on a pro forma basis for the twelve months ended June 30, 2000 were 9% and 59%, respectively.

                                 BUSINESS RISKS

DIESEL FUEL MARKET VOLATILITY

     We purchase diesel fuel from various suppliers at rates that fluctuate with market prices and reset daily, and resell diesel fuel on a wholesale and retail basis at rates that we reset daily. Price increases have historically and during 2000 tended to lead to temporary declines in retail diesel fuel sales volumes, which has or could have a negative impact on our revenues. Numerous factors outside of our control may increase diesel fuel costs. Fuel costs have continued to rise during 2000 due to low inventories of oil resulting from reduced output by OPEC nations. During periods of rapid increases in diesel fuel prices, such as those that occurred during this year, competitive pressures often limit our ability to increase our diesel fuel sales price at the same rate as the increase in our supply prices, resulting in a reduction in our margins.

     In addition, the Environmental Protection Agency has proposed regulations to decrease the sulfur content of diesel fuel by 2006. The enactment of these regulations could reduce the supply and/or increase the cost of diesel fuel. A material decrease in the volume of diesel fuel or gasoline sold for an extended period of time or instability in the prices of diesel fuel or gasoline would have a material adverse effect on us.

LOSS OF THIRD-PARTY SUPPLIER COULD NEGATIVELY IMPACT US

     We buy our non-fuel products from third-party suppliers and resell them to our customers. If our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the same products. In August 2000, Bridgestone/Firestone announced a recall of certain Firestone automobile and light truck tires. The tire recall could, potentially, have a material adverse effect on the financial condition of Bridgestone/Firestone. Our agreement with Bridgestone/Firestone allows us to terminate the agreement on 30 days' notice upon the occurrence of certain events. Although there are alternate tire suppliers and we already distribute truck tires manufactured by Kelly-Springfield Tire, a wholly-owned operation of Goodyear Tire & Rubber Co., we cannot assure you that we will be able to enter into agreements with those suppliers, or that any agreements will be on terms as favorable as our current arrangement with Bridgestone/Firestone.

                            PRO FORMA FINANCIAL DATA

     The following unaudited consolidated pro forma financial data have been prepared by applying pro forma adjustments to our historical consolidated financial statements. The pro forma adjustments give effect to a series of transactions in which:

     - We entered into a recapitalization agreement and plan of merger, as amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates ("Oak Hill"), under which TCA Acquisition Corporation will merge with and into us.

     - Oak Hill will invest $133.0 million to purchase approximately 60.5% of our equity.

     - Olympus Growth Fund III, L.P., Olympus Executive Fund, L.P., Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., UBS Capital Americas II, LLC and Credit Suisse First Boston LFG Holdings 2000, LLC (collectively, the "Other Investors"), who are all affiliates of certain of our current stockholders, will invest $72.0 million, in the aggregate, to purchase approximately 32.7% of our equity.

     - Freightliner LLC will retain its current equity investment and, in connection with the Transactions, will exercise an option to invest $3.3 million to purchase an additional 1.4% of our equity, such that after the Transactions (as defined below) it will own 4.3% of our equity.

     - Members of our management team will retain approximately 2.0% of our equity and will exercise options to purchase an additional 0.5% of our equity, such that after the Transactions they will own in the aggregate, before the impact of new options, approximately 2.5% of our equity.

     - All other shares of our outstanding capital stock, including preferred stock, and all unexercised common stock options and warrants will be canceled in exchange for cash payments totaling approximately $264.0 million. This amount is net of $15.4 million of expenses of the selling stockholders that we will pay at the closing of the Transactions. These expenses will be charged to expense in our statement of operations and retained earnings (deficit) in the period in which the Transactions are consummated.

     - We will repay all amounts outstanding under our existing Amended and Restated Credit Agreement dated as of November 24, 1998 (the "Existing Credit Agreement"), redeem in full all of our existing senior secured notes and consummate a tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007. Consequently, we will a pay tender offer and consent solicitation premium and fees and will pay a prepayment penalty associated with our senior secured notes that together total approximately $12.5 million.

     - We will amend and restate the Existing Credit Agreement in an amount up to $408.0 million (the "Senior Credit Facility") under which we will borrow $308.3 million at the closing of the Transactions.

     - We will enter into other debt financing.

We refer to these events collectively as the "Transactions."

     The pro forma adjustments also give effect to the following events related to travel center acquisitions and dispositions and the actual results through June 30, 2000 of an administrative labor reduction program initiated in contemplation of the Transactions:

     - the acquisition of 16 travel centers from Travel Ports of America, Inc. on June 3, 1999,

     - the acquisition of four travel center businesses in three separate transactions during the first quarter of 2000 (one of the businesses was a leased site at the time of acquisition and one of the businesses was a franchisee-owned site at the time of acquisition),

     - the dispositions, by sale or closure, of five of our company-operated sites during 1999, and

     - the reduction of site administrative headcount by 111 from January 2000 through June 30, 2000, under a program to reduce site administrative labor expense. This program was initiated in January 2000 in contemplation of the Transactions and was substantially complete by June 30, 2000, with the actual reduction of 111 people through June 30, 2000.

     The unaudited consolidated pro forma statements of operations for the year ended December 31, 1999, the six-month period ended June 30, 1999 and the six-month period ended June 30, 2000 give effect to (a) the Transactions, (b) the Travel Ports acquisition, (c) the other travel center business acquisitions,
(d) the travel center dispositions and (e) the administrative labor reduction program as if all of these transactions had occurred on January 1, 1999. The unaudited consolidated pro forma balance sheet as of June 30, 2000 gives effect to the Transactions as if the Transactions occurred on that date. The unaudited consolidated pro forma statement of operations for the twelve months ended June 30, 2000 have been derived by adding the pro forma financial data for the year ended December 31, 1999 and the pro forma financial data for the six months ended June 30, 2000 and subtracting the pro forma financial data for the six months ended June 30, 1999. The unaudited consolidated pro forma financial data do not give effect to any other transactions except those discussed in the accompanying notes.

     The historical financial data for Travel Ports and each of the other four travel center businesses we acquired were derived from their unaudited financial records. These acquisitions were accounted for using the purchase method of accounting. The total purchase costs of the acquisitions were allocated to the assets acquired and the liabilities assumed, based on their respective estimated fair values. The results of operations from the businesses acquired were included in our historical results of operations from the consummation dates of the acquisitions, which were June 3, 1999 for Travel Ports; January 6, 2000 for one site; February 15, 2000 for two sites; and March 6, 2000 for one site. One of the travel center businesses acquired on February 15, 2000 was a leased site and the travel center business acquired on March 6, 2000 was a franchisee-owned site.

     The unaudited consolidated pro forma condensed financial data are for informational purposes only. They do not purport to represent what our financial position or the results of our operations as of or for the periods presented would have actually been had the Transactions, the Travel Ports acquisition, the other travel center business acquisitions, the travel center dispositions and the labor reductions in fact occurred as of the assumed dates, nor are they intended to be indicative of, or projections for, our results of operations or financial position for any future period or date. The pro forma adjustments, as described in the accompanying notes, are based on available information and upon certain assumptions that we believe are reasonable.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                             OTHER
                                             COMPANY     ACQUISITIONS                          SITE          COMBINED
                                            HISTORICAL   HISTORICAL(2)   ADJUSTMENTS(3)   DISPOSITIONS(4)   HISTORICAL
                                            ----------   -------------   --------------   ---------------   ----------
REVENUES:
Fuel......................................  $1,240,586      $23,239         $(2,741)          $(3,323)      $1,257,761
Non-fuel..................................     528,362       11,685              --            (2,358)         537,689
Rent and royalties........................      19,281           --            (794)               --           18,487
                                            ----------      -------         -------           -------       ----------
    Total revenues........................   1,788,229       34,924          (3,535)           (5,681)       1,813,937
Cost of revenues (excluding
  depreciation)...........................   1,350,803       25,194          (2,741)           (4,044)       1,369,212
                                            ----------      -------         -------           -------       ----------
Gross profit (excluding depreciation).....     437,426        9,730            (794)           (1,637)         444,725
Operating expenses........................     294,481        7,929             (95)           (1,917)         300,398
Selling, general and administrative
  expenses................................      38,519           --              --                --           38,519
Transition expense(6).....................       2,672           --              --                --            2,672
Depreciation and amortization expense.....      63,187          393              --              (271)          63,309
(Gain) loss on sales of property and
  equipment...............................      (2,789)          --              --               249           (2,540)
Stock compensation expense................       4,162           --              --                --            4,162
                                            ----------      -------         -------           -------       ----------
Income from operations....................      37,194        1,408            (699)              302           38,205
Interest (expense), net...................     (40,864)        (341)            341                --          (40,864)
                                            ----------      -------         -------           -------       ----------
Income (loss) before income taxes.........      (3,670)       1,067            (358)              302           (2,659)
Provision (benefit) for income taxes......        (743)         427            (143)              121             (339)
                                            ----------      -------         -------           -------       ----------
    Net income (loss).....................  $   (2,927)     $   640         $  (215)          $   181       $   (2,320)
                                            ==========      =======         =======           =======       ==========
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(7).................................  $  104,426      $ 1,801         $  (699)          $   280       $  105,808
Adjusted EBITDA(8)........................
Total diesel fuel sold (thousands of
  gallons)................................   1,395,898       21,517          (3,985)           (4,551)       1,408,879
Ratio of Adjusted EBITDA to interest
  expense, net(9).........................
Ratio of net debt to Adjusted
  EBITDA(10)..............................

                                            ADJUSTMENTS
                                              FOR THE
                                            TRANSACTIONS   PRO FORMA(5)
                                            ------------   ------------
REVENUES:
Fuel......................................    $     --      $1,257,761
Non-fuel..................................          --         537,689
Rent and royalties........................          --          18,487
                                              --------      ----------
    Total revenues........................          --       1,813,937
Cost of revenues (excluding
  depreciation)...........................          --       1,369,212
                                              --------      ----------
Gross profit (excluding depreciation).....          --         444,725
Operating expenses........................      (2,174)(11)    298,224
Selling, general and administrative
  expenses................................          --          38,519
Transition expense(6).....................          --           2,672
Depreciation and amortization expense.....         754(12)      64,063
(Gain) loss on sales of property and
  equipment...............................          --          (2,540)
Stock compensation expense................          --           4,162
                                              --------      ----------
Income from operations....................       1,420          39,625
Interest (expense), net...................     (14,593)(13)    (55,457)
                                              --------      ----------
Income (loss) before income taxes.........     (13,173)        (15,832)
Provision (benefit) for income taxes......      (5,269)(14)     (5,608)
                                              --------      ----------
    Net income (loss).....................    $ (7,904)     $  (10,224)
                                              ========      ==========
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(7).................................    $  2,174      $  107,982
Adjusted EBITDA(8)........................                  $  109,148
Total diesel fuel sold (thousands of
  gallons)................................          --       1,408,879
Ratio of Adjusted EBITDA to interest
  expense, net(9).........................                        2.0x
Ratio of net debt to Adjusted
  EBITDA(10)..............................                        4.7x

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                OTHER
                                COMPANY     TRAVEL PORTS    ACQUISITIONS                          SITE          COMBINED
                               HISTORICAL   HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)   DISPOSITIONS(4)   HISTORICAL
                               ----------   -------------   -------------   --------------   ---------------   ----------
REVENUES:
Fuel.........................  $  955,105      $30,467         $36,921         $(3,565)         $ (7,387)      $1,011,541
Non-fuel.....................     479,059       25,992          18,041              --            (5,089)         518,003
Rent and royalties...........      20,460           --              --          (1,114)               --           19,346
                               ----------      -------         -------         -------          --------       ----------
    Total revenues...........   1,454,624       56,459          54,962          (4,679)          (12,476)       1,548,890
Cost of revenues (excluding
  depreciation)..............   1,051,080       31,933          39,792          (3,565)           (8,748)       1,110,492
                               ----------      -------         -------         -------          --------       ----------
Gross profit (excluding
  depreciation)..............     403,544       24,526          15,170          (1,114)           (3,728)         438,398
Operating expenses...........     267,107       18,000          12,386              34            (3,928)         293,599
Selling, general and
  administrative expenses....      38,461        2,049              --            (417)               --           40,093
Transition expense(6)........       3,952          678              --            (678)               --            3,952
Depreciation and amortization
  expense....................      53,202        1,518             555             803              (529)          55,549
(Gain) loss on sales of
  property and equipment.....      (2,615)          --              --              --               135           (2,480)
Stock compensation expense...       5,062           --              --              --                --            5,062
                               ----------      -------         -------         -------          --------       ----------
Income from operations.......      38,375        2,281           2,229            (856)              594           42,623
Interest (expense), net......     (37,194)      (1,057)           (449)          1,506                --          (37,194)
                               ----------      -------         -------         -------          --------       ----------
Income (loss) before income
  taxes......................       1,181        1,224           1,780             650               594            5,429
Provision (benefit) for
  income taxes...............       1,082          490             712             260               238            2,781
                               ----------      -------         -------         -------          --------       ----------
    Net income (loss)........  $       99      $   734         $ 1,068         $   390          $    356       $    2,648
                               ==========      =======         =======         =======          ========       ==========
OTHER FINANCIAL AND OPERATING
  DATA:
EBITDA(7)....................  $   97,976      $ 4,477         $ 2,784         $  (731)         $    200       $  104,706
Adjusted EBITDA(8)...........
Total diesel fuel sold
  (thousands of gallons).....   1,370,017       58,946          36,125          (6,848)          (10,115)       1,448,125

                               ADJUSTMENTS
                                 FOR THE
                               TRANSACTIONS    PRO FORMA(5)
                               ------------    ------------
REVENUES:
Fuel.........................    $     --       $1,011,541
Non-fuel.....................          --          518,003
Rent and royalties...........          --           19,346
                                 --------       ----------
    Total revenues...........          --        1,548,890
Cost of revenues (excluding
  depreciation)..............          --        1,110,492
                                 --------       ----------
Gross profit (excluding
  depreciation)..............          --          438,398
Operating expenses...........      (2,774)(11)     290,825
Selling, general and
  administrative expenses....          --           40,093
Transition expense(6)........          --            3,952
Depreciation and amortization
  expense....................         688(12)       56,237
(Gain) loss on sales of
  property and equipment.....          --           (2,480)
Stock compensation expense...          --            5,062
                                 --------       ----------
Income from operations.......       2,086           44,709
Interest (expense), net......     (17,483)(13)     (54,677)
                                 --------       ----------
Income (loss) before income
  taxes......................     (15,397)          (9,968)
Provision (benefit) for
  income taxes...............      (6,159)(14)      (3,378)
                                 --------       ----------
    Net income (loss)........    $ (9,238)      $   (6,590)
                                 ========       ==========
OTHER FINANCIAL AND OPERATING
  DATA:
EBITDA(7)....................    $  2,774       $  107,480
Adjusted EBITDA(8)...........                   $  108,517
Total diesel fuel sold
  (thousands of gallons).....          --        1,448,125

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                   OTHER
                                   COMPANY     TRAVEL PORTS    ACQUISITIONS                          SITE          COMBINED
                                  HISTORICAL   HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)   DISPOSITIONS(4)   HISTORICAL
                                  ----------   -------------   -------------   --------------   ---------------   ----------
REVENUES:
Fuel............................   $380,701       $30,467         $17,940         $(1,487)          $(4,064)       $423,557
Non-fuel........................    218,742        25,992           8,741              --            (2,731)        250,744
Rent and royalties..............     10,572            --              --            (512)               --          10,060
                                   --------       -------         -------         -------           -------        --------
    Total revenues..............    610,015        56,459          26,681          (1,999)           (6,795)        684,361
Cost of revenues (excluding
  depreciation).................    423,245        31,933          19,246          (1,487)           (4,704)        468,233
                                   --------       -------         -------         -------           -------        --------
Gross profit (excluding
  depreciation).................    186,770        24,526           7,435            (512)           (2,091)        216,128
Operating expenses..............    123,751        18,000           6,082              62            (2,116)        145,779
Selling, general and
  administrative expenses.......     19,661         2,049              --            (417)               --          21,293
Transition expense(6)...........      1,647           678              --            (678)               --           1,647
Depreciation and amortization
  expense.......................     21,767         1,518             223             803              (258)         24,053
(Gain) loss on sales of property
  and equipment.................        260            --              --              --              (114)            146
Stock compensation expense......      1,800            --              --              --                --           1,800
                                   --------       -------         -------         -------           -------        --------
Income from operations..........     17,884         2,281           1,130            (282)              397          21,410
Interest (expense), net.........    (17,503)       (1,057)           (164)          1,221                --         (17,503)
                                   --------       -------         -------         -------           -------        --------
Income (loss) before income
  taxes.........................        381         1,224             966             939               397           3,907
Provision (benefit) for income
  taxes.........................        268           490             386             376               159           1,678
                                   --------       -------         -------         -------           -------        --------
    Net income (loss)...........   $    113       $   734         $   580         $   563           $   238        $  2,229
                                   ========       =======         =======         =======           =======        ========
OTHER FINANCIAL AND OPERATING
  DATA:
EBITDA(7).......................   $ 43,358       $ 4,477         $ 1,353         $  (157)          $    25        $ 49,056
Adjusted EBITDA(8)..............
Total diesel fuel sold
  (thousands of gallons)........    646,061        58,946          18,064          (3,518)           (5,564)        713,989

                                  ADJUSTMENTS
                                    FOR THE
                                  TRANSACTIONS   PRO FORMA(5)
                                  ------------   ------------
REVENUES:
Fuel............................    $    --        $423,557
Non-fuel........................         --         250,744
Rent and royalties..............         --          10,060
                                    -------        --------
    Total revenues..............         --         684,361
Cost of revenues (excluding
  depreciation).................         --         468,233
                                    -------        --------
Gross profit (excluding
  depreciation).................         --         216,128
Operating expenses..............     (1,387)(11)    144,392
Selling, general and
  administrative expenses.......         --          21,293
Transition expense(6)...........         --           1,647
Depreciation and amortization
  expense.......................        323(12)      24,376
(Gain) loss on sales of property
  and equipment.................         --             146
Stock compensation expense......         --           1,800
                                    -------        --------
Income from operations..........      1,064          22,474
Interest (expense), net.........     (9,337)(13)    (26,854)
                                    -------        --------
Income (loss) before income
  taxes.........................     (8,273)         (4,380)
Provision (benefit) for income
  taxes.........................     (3,309)(14)     (1,636)
                                    -------        --------
    Net income (loss)...........    $(4,964)       $ (2,744)
                                    =======        ========
OTHER FINANCIAL AND OPERATING
  DATA:
EBITDA(7).......................    $ 1,387        $ 50,443
Adjusted EBITDA(8)..............                   $ 50,715
Total diesel fuel sold
  (thousands of gallons)........         --         713,989

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                             OTHER
                                             COMPANY     ACQUISITIONS                          SITE          COMBINED
                                            HISTORICAL   HISTORICAL(2)   ADJUSTMENTS(3)   DISPOSITIONS(4)   HISTORICAL
                                            ----------   -------------   --------------   ---------------   ----------
REVENUES:
Fuel......................................   $666,182       $4,258           $(663)            $  --         $669,777
Non-fuel..................................    268,045        2,385              --                --          270,430
Rent and royalties........................      9,393           --            (192)               --            9,201
                                             --------       ------           -----             -----         --------
    Total revenues........................    943,620        6,643            (855)               --          949,408
Cost of revenues (excluding
  depreciation)...........................    722,968        4,648            (663)               --          726,953
                                             --------       ------           -----             -----         --------
Gross profit (excluding depreciation).....    220,652        1,995            (192)               --          222,455
Operating expenses........................    151,125        1,593             (67)             (105)         152,578
Selling, general and administrative
  expenses................................     19,719           --              --                --           19,719
Transition expense(6).....................        367           --              --                --              367
Depreciation and amortization expense.....     31,752           61              --                --           31,813
(Gain) loss on sales of property and
  equipment...............................         86           --              --                --               86
Stock compensation expense................        900           --              --                --              900
                                             --------       ------           -----             -----         --------
Income from operations....................     16,703          341            (125)             (105)          16,992
Interest (expense), net...................    (21,173)         (56)             56                --          (21,173)
                                             --------       ------           -----             -----         --------
Income (loss) before income taxes.........     (4,470)         253             (69)             (105)          (4,181)
Provision (benefit) for income taxes......     (1,557)         101             (28)               42           (1,441)
                                             --------       ------           -----             -----         --------
    Net income (loss).....................   $ (2,913)      $  152           $ (41)            $  63         $ (2,740)
                                             ========       ======           =====             =====         ========
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(7).................................   $ 49,808       $  370           $(125)            $ 105         $ 50,158
Adjusted EBITDA(8)........................
Total diesel fuel sold (thousands of
  gallons)................................    671,942        3,456            (655)               --          674,743

                                            ADJUSTMENTS
                                              FOR THE
                                            TRANSACTIONS    PRO FORMA(5)
                                            ------------    ------------
REVENUES:
Fuel......................................    $    --         $669,777
Non-fuel..................................         --          270,430
Rent and royalties........................         --            9,201
                                              -------         --------
    Total revenues........................         --          949,408
Cost of revenues (excluding
  depreciation)...........................         --          726,953
                                              -------         --------
Gross profit (excluding depreciation).....         --          222,455
Operating expenses........................       (787)(11)     151,791
Selling, general and administrative
  expenses................................         --           19,719
Transition expense(6).....................         --              367
Depreciation and amortization expense.....        389(12)       32,202
(Gain) loss on sales of property and
  equipment...............................         --               86
Stock compensation expense................         --              900
                                              -------         --------
Income from operations....................        398           17,390
Interest (expense), net...................     (6,461)(13)     (27,634)
                                              -------         --------
Income (loss) before income taxes.........     (6,063)         (10,244)
Provision (benefit) for income taxes......     (2,425)(14)      (3,867)
                                              -------         --------
    Net income (loss).....................    $(3,638)        $ (6,377)
                                              =======         ========
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(7).................................    $   787         $ 50,945
Adjusted EBITDA(8)........................                    $ 51,346
Total diesel fuel sold (thousands of
  gallons)................................         --          674,743

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
    FOR THE YEAR ENDED DECEMBER 31, 1999, THE SIX MONTHS ENDED JUNE 30, 1999
          AND JUNE 30, 2000 AND THE TWELVE MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

 (1) Amounts represent the historical results of Travel Ports for the five-month period ended May 31, 1999. The results of operations of the Travel Ports network sites were included in our historical consolidated statement of operations from June 3, 1999, the closing date of the Travel Ports acquisition.

 (2) Amounts represent the combined historical results of the four travel center businesses that we acquired as company-operated sites during 2000 for the period from January 1, 1999 through the respective dates we acquired each of the businesses. One of these sites had been a leased site within our network, one had been a franchisee-owned site within our network and the remaining two sites were not previously part of our network. We acquired the business at the leased site and the franchisee-owned site on February 15, 2000 and March 6, 2000, respectively, and acquired the businesses at the other two sites on January 6, 2000 and February 15, 2000, respectively. The results of operations of these acquired businesses were included in our historical consolidated statement of operations from those dates.

 (3) Amounts represent the adjustments necessary to (a) eliminate certain elements of our historical revenues, (b) eliminate certain elements of the historical expenses of the acquired businesses and (c) increase certain elements of our historical expenses to give effect to the transactions referred to in notes (1) and (2) as if they had occurred on January 1, 1999. The acquired businesses included the Travel Ports network, one travel center that was a leased site, one travel center that was a franchisee-owned site and two travel centers that were not previously part of our network. Prior to these acquisitions, we received rent and fuel revenue from the leased site and royalty revenue from each of the leased site and the franchisee-owned site. The amount of adjustment to the provision (benefit) for income taxes reflects the incremental income tax expense or benefit resulting from the following adjustments at an effective statutory tax rate of 40%.

                                            YEAR ENDED          SIX MONTHS ENDED          TWELVE MONTHS
                                           DECEMBER 31,   -----------------------------       ENDED
                                               1999       JUNE 30, 1999   JUNE 30, 2000   JUNE 30, 2000
                                           ------------   -------------   -------------   -------------
    Fuel revenue:
      Eliminate our fuel sales to the
         leased site.....................    $(3,565)        $(1,487)        $  (663)        $(2,741)
                                             =======         =======         =======         =======
    Rent and royalties revenue:
      Eliminate rent and royalties from
         franchised sites................    $(1,114)        $  (512)        $  (192)        $  (794)
                                             =======         =======         =======         =======
    Cost of revenues:
      Eliminate cost of fuel sales of the
         leased site.....................    $(3,565)        $(1,487)        $  (663)        $(2,741)
                                             =======         =======         =======         =======
    Operating expenses:
      Eliminate rent and royalty expense
         of the former franchised
         sites...........................    $(1,114)        $  (512)        $  (192)        $  (794)
      Eliminate executive salaries of the
         other acquired businesses.......       (320)           (160)            (48)           (208)
      Eliminate mortgage expense of the
         franchisee-owned site...........       (552)           (276)            (92)           (368)
      Increase rent expense for new or
         revised leases at certain of the
         acquired sites..................      2,020           1,010             265           1,275
                                             -------         -------         -------         -------
              Total operating expense
                adjustments..............    $    34         $    62         $   (67)            (95)
                                             =======         =======         =======         =======
    Selling, general and administrative
      expenses:
      Eliminate Travel Ports executive
         compensation....................    $  (417)        $  (417)        $    --         $    --
                                             =======         =======         =======         =======

                                            YEAR ENDED          SIX MONTHS ENDED          TWELVE MONTHS
                                           DECEMBER 31,   -----------------------------       ENDED
                                               1999       JUNE 30, 1999   JUNE 30, 2000   JUNE 30, 2000
                                           ------------   -------------   -------------   -------------
    Transition expense(6):
      Eliminate expenses incurred by
         Travel Ports in connection with
         its acquisition by us...........    $  (678)        $  (678)        $    --         $    --
                                             =======         =======         =======         =======
    Depreciation and amortization:
      Depreciation related to step-up in
         basis of Travel Ports property
         and equipment...................    $   504         $   504         $    --         $    --
      Amortization related to intangible
         assets recognized in Travel
         Ports acquisition...............        299             299              --              --
                                             -------         -------         -------         -------
              Total depreciation and
                amortization
                adjustments..............    $   803         $   803         $    --         $    --
                                             =======         =======         =======         =======
    Interest expense, net:
      Eliminate historical interest
         expense of acquired
         businesses......................    $ 1,506         $ 1,221         $    56         $   341
                                             =======         =======         =======         =======

 (4) Amounts represent the combined historical results of five travel center sites we closed or sold during 1999 in order to present results for the period as though these sites had been closed or sold as of January 1, 1999. One site was sold on each of June 17, 1999; November 18, 1999; and November 30, 1999, and one site was closed on each of October 31, 1999 and December 21, 1999.

 (5) The unaudited consolidated pro forma statements of operations exclude the following non-recurring items that are directly attributable to the Transactions. All of the following items will be recorded as expenses in our statement of operations and retained earnings (deficit) in the period in which the Transactions are consummated.

(a) Pay tender offer and consent solicitation premium and
    fees and senior secured note prepayment penalty.........    $12,500
(b) Pay expenses of selling stockholders....................     15,433
(c) Write-off of deferred financing costs related to repaid
  indebtedness..............................................      7,708
                                                                -------
          Total pre-tax amount of expenses..................    $35,641
                                                                =======

 (6) "Transition expense" represents non-recurring costs and certain development costs associated with, among other things, (a) the integration of the BP, Unocal, Burns Bros. and Travel Ports networks into our current network, (b) the disposal of travel centers or termination of lease or franchise agreements and (c) the integration of the management and operations of our networks into a single network, including relocation, travel, training and legal expenses. For purposes of this pro forma presentation, the expenses incurred by Travel Ports during the five months ended May 31, 1999 in connection with the merger of Travel Ports into us have been classified as transition expense. These expenses primarily consisted of legal and other consulting and advisory fees and are eliminated in determining our pro forma statement of operations amounts as these amounts would not have been incurred in the periods presented had we consummated the Travel Ports acquisition on January 1, 1999.

 (7) "EBITDA", as used here, consists of net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other noncash charges, (d) transition expense and (e) gains and losses on sales of property and equipment. We have included certain information concerning EBITDA because management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. While

     EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

 (8) Our management believes that the following additional adjustment is relevant to evaluating our future operating performance. The following additional adjustment eliminates the impact of non-recurring costs associated with the opening for business of newly constructed travel centers. "Adjusted EBITDA" represents EBITDA, adjusted as follows:

                                                                 SIX MONTHS ENDED           TWELVE MONTHS
                                        YEAR ENDED        ------------------------------        ENDED
                                     DECEMBER 31, 1999    JUNE 30, 1999    JUNE 30, 2000    JUNE 30, 2000
                                     -----------------    -------------    -------------    -------------
     EBITDA........................      $107,480            $50,443          $50,945         $107,982
     Adjustment:
       New site start-up costs.....         1,037                272              401            1,166
                                         --------            -------          -------         --------
     Adjusted EBITDA...............      $108,517            $50,715          $51,346         $109,148
                                         ========            =======          =======         ========

    The adjustment for new site start-up costs reflects elimination of actual expenses we incurred before and upon starting operations at six newly-constructed travel centers. These expenses primarily consist of (1) labor costs incurred in the weeks prior to the site opening for business during which the site work force is being hired and trained and (2) costs of training the new site employees, which includes labor costs of hourly employees on loan from established sites for training purposes and travel costs of these hourly employees and salaried employees from established sites and our headquarters staff that are involved in training and other start-up activities. All of the expenses classified as new site start-up costs are considered to be non-recurring costs. One of the new travel centers was opened in each of May 1999, October 1999, and April 2000, and two of the new travel centers were opened in December 1999. The sixth new travel center, for which costs were incurred during the six months ended June 30, 2000, opened in August 2000.

 (9) Pro forma "Interest (expense), net" is net of interest income of $1.7 million, $1.5 million, $0.2 million and $0.5 million for the year ended December 31, 1999, the six months ended June 30, 1999, the six months ended June 30, 2000 and the twelve months ended June 30, 2000, respectively. The pro forma ratio of Adjusted EBITDA to "Interest expense, net" set forth above is different than such ratio as calculated pursuant to the terms of the instruments governing the additional debt incurred to finance the Transactions, such additional debt having an assumed interest rate of 12.25%. Such ratio, giving effect to the pro forma adjustments, is 2.0x.

(10) "Net debt" is calculated by deducting $0.5 million of cash from total debt as of June 30, 2000.

(11) Adjustments reflect the reduction in operating expense related to site administrative personnel reductions achieved during the six months ended June 30, 2000 as a result of implementing a headcount reduction program in connection with the Transactions. From January 1, 2000 through June 30, 2000, we eliminated 111 site bookkeeping positions and employees. The adjustment amounts represent the labor expense we incurred in each period that would have been avoided had the actual headcount reductions we had achieved through June 30, 2000 been achieved as of January 1, 1999. These labor reductions, which were made possible by efficiencies derived from new computer systems that we have installed, are related to site bookkeepers and not customer service personnel or other revenue-generating positions.

(12) Adjustments reflect (1) amortization of the estimated deferred financing costs associated with the Senior Credit Facility and the debt financing and
     (2) the elimination of our historical amortization expense related to the deferred financing costs associated with our Amended and Restated Credit Agreement dated November 24, 1998, our 10 1/4% Senior Subordinated Notes due 2007 and our existing senior secured notes, each of which is being repaid as part of the Transactions.

                                         YEAR ENDED            SIX MONTHS ENDED           TWELVE MONTHS
                                        DECEMBER 31,    ------------------------------        ENDED
                                            1999        JUNE 30, 1999    JUNE 30, 2000    JUNE 30, 2000
                                        ------------    -------------    -------------    -------------
    Amortization of new deferred
      financing costs(a)..............     $$2,037         $  991           $1,102           $2,148
    Elimination of historical deferred
      financing cost amortization.....     (1,349)           (668)            (713)          (1,394)
                                           ------          ------           ------           ------
    Net adjustments to amortization
      expense.........................     $  688          $  323           $  389           $  754
                                           ======          ======           ======           ======

     (a) Adjustment reflects the amortization of deferred financing costs using the effective interest method over the terms of each of the notes and the Senior Credit Facility.

(13) Adjustments reflect (1) interest expense associated with borrowings under the Senior Credit Facility and the additional debt incurred to finance the Transactions, assuming such additional debt bears interest at 12.25% and
     (2) the elimination of our historical interest expense related to our Amended and Restated Credit Agreement dated as of November 24, 1998, our 10 1/4% Senior Subordinated Notes due 2007 and our existing senior secured notes.

                                         YEAR ENDED            SIX MONTHS ENDED           TWELVE MONTHS
                                        DECEMBER 31,    ------------------------------        ENDED
                                            1999        JUNE 30, 1999    JUNE 30, 2000    JUNE 30, 2000
                                        ------------    -------------    -------------    -------------
    Senior Credit Facility(a).........    $(30,714)       $(15,395)        $(15,241)        $(30,560)
    Additional Debt Incurred(a).......     (24,500)        (12,250)         (12,250)         (24,500)
                                          --------        --------         --------         --------
                                           (55,214)        (27,645)         (27,491)         (55,060)
    Elimination of historical interest
      expense.........................      37,731          18,294           21,030           40,467
                                          --------        --------         --------         --------
    Net adjustments to interest
      expense, net....................    $(17,483)       $ (9,351)        $ (6,461)        $(14,593)
                                          ========        ========         ========         ========

     (a) At assumed rates of 10.0% (three-month London Interbank Offered Rate ("LIBOR"), as of June 30, 2000, of 6.75% plus a 3.25% spread for term loan B borrowings and a 2.75% spread for revolving credit facility borrowings) for the Senior Credit Facility and 12.25% for additional debt incurred to finance the Transactions. Assumes borrowings under the Senior Credit Facility of $308,304, of which $304 represents borrowings under the revolving credit facility. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense by approximately $633, $318, $316 and $631 for the year ended December 31, 1999, the six months ended June 30, 1999, the six months ended June 30, 2000 and the twelve months ended June 30, 2000, respectively.

(14) The adjustments represent the income tax benefit at an effective statutory tax rate of 40.0% for the effects of the adjustments described in notes
     (11) through (13) above.

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                            COMPANY
                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
ASSETS
Current assets:
  Cash...................................................   $ 18,988      $508,304(1)     $    459
                                                                           205,054(2)
                                                                             3,749(3)
                                                                          (413,708)(4)
                                                                          (263,995)(5)
                                                                           (30,000)(6)
                                                                           (27,933)(7)
  Accounts receivable....................................     79,114                        79,114
  Inventories............................................     58,223            --          58,223
  Deferred income taxes..................................      3,980            --           3,980
  Other current assets...................................     14,617        14,256(7)       28,873
                                                            --------      --------        --------
     Total current assets................................    174,922        (4,273)        170,649
Notes receivable.........................................      1,400            --           1,400
Property and equipment, net..............................    452,631            --         452,631
Intangible assets........................................     26,430            --          26,430
Deferred financing costs.................................      7,708        27,500(6)       27,500
                                                                            (7,708)(7)
Deferred income taxes....................................      4,250            --           4,250
Other non-current assets.................................      6,224            --           6,224
                                                            --------      --------        --------
     Total assets........................................   $673,565      $ 15,519        $689,084
                                                            ========      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of debt................................   $  1,601      $  3,080(1)     $  3,235
                                                                            (1,446)(4)
  Accounts payable.......................................     78,935            --          78,935
  Other accrued expenses.................................     60,256        (5,489)(4)      54,767
                                                            --------      --------        --------
     Total current liabilities...........................    140,792        (3,855)        136,937
Long-term debt (net of unamortized discount).............    409,624       505,224(1)      508,075
                                                                          (406,773)(4)
Deferred income taxes....................................      1,598            --           1,598
Other non-current liabilities............................     17,447       (10,178)(5)       7,269
                                                            --------      --------        --------
     Total liabilities...................................    569,461        84,418         653,879
Mandatorily redeemable preferred stock...................     85,121       (85,121)(5)          --
Nonredeemable stockholders' equity:
  Other preferred stock, common stock and other
     stockholders' equity................................     52,042       205,054(2)      212,959
                                                                             3,749(3)
                                                                           (45,386)(5)
                                                                            (2,500)(6)
  Retained earnings (deficit)............................    (33,059)     (123,310)(5)    (177,754)
                                                                           (21,385)(7)
                                                            --------      --------        --------
     Total nonredeemable stockholders' equity............     18,983        16,222          35,205
                                                            --------      --------        --------
     Total liabilities, redeemable equity and
       nonredeemable stockholders' equity................   $673,565      $ 15,519        $689,084
                                                            ========      ========        ========

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 JUNE 30, 2000
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

(1) Adjustment reflects the increase in our indebtedness from borrowings under the Senior Credit Facility of $308,304, of which $304 represents borrowings under the revolving credit facility, and gross proceeds from the additional debt incurred to finance the Transactions. The total scheduled principal repayments under the Senior Credit Facility for each of the first six years is equal to 1% of the total amount of $308,000 borrowed, or $3,080.

(2) Adjustment reflects the proceeds received from the issuance of common stock to Oak Hill and the Other Investors.

(3) Adjustment reflects the proceeds received from the exercise by our management of options to purchase 37,562 shares of our common stock ($418), the exercise by Freightliner LLC of its option to purchase 100,000 shares of our common stock ($3,330) and the exercise of warrants to purchase our common stock ($1).

(4) Adjustment reflects the decrease in our indebtedness from repaying all amounts outstanding under our Amended and Restated Credit Agreement dated as of November 24, 1998, including accrued interest; redeeming in full all of our existing senior secured notes, including accrued interest; and consummating a tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007, including accrued interest, as follows:

Repay borrowings outstanding under Amended and Restated
  Credit Agreement:
  - Current portion.........................................    $  (1,446)
  - Long-term portion.......................................     (246,273)
Redeem senior secured notes.................................      (35,500)
Redeem 10 1/4% Senior Subordinated Notes due 2007...........     (125,000)
Pay accrued interest........................................       (5,489)
                                                                ---------
          Total cash disbursement...........................    $(413,708)
                                                                =========

(5) Adjustment reflects the amounts paid to (1) redeem the shares of our capital stock pursuant to the terms of the recapitalization agreement and plan of merger, as amended, we entered into with TCA Acquisition Corporation, (2) cancel all stock options that are not being exercised and (3) cancel all outstanding warrants to purchase our common stock. With the exception of 470,733 shares of our common stock held by members of our management and Freightliner LLC, including those shares obtained through exercising options and converting convertible preferred stock into common stock, all outstanding shares of all classes of our capital stock are being redeemed, including our common stock, Series I and Series II of our mandatorily redeemable senior convertible participating preferred stock and Series I and Series II of our convertible preferred stock. The amount of the merger consideration per share is currently estimated to be $31.75. This amount per share is subject to change as a result of the differences between the current estimates used in calculation of the merger consideration per share and the actual amounts we pay or incur at the closing of the Transactions. Unexercised stock options and warrants will be canceled for a net payment of the merger consideration per share of $31.75 less the respective exercise price per warrant or option, which is $0.01 per share for the warrants and which ranges from $10.00 per share to $25.00 per share for the stock options. The total cash disbursement amount is composed as follows:

Redeem outstanding shares of capital stock..................    $(252,655)
Cancel unexercised stock options and warrants...............      (11,340)
                                                                ---------
          Total cash disbursement...........................    $(263,995)
                                                                =========

(6) Adjustment reflects the amounts paid for various transaction fees and expenses related to the Transactions, including fees incurred in connection with the incurrence of the additional debt for the financing of the Transactions commitment fees payable with respect to the Senior Credit Facility and the legal, accounting and other fees and expenses expected to be incurred in connection with the Transactions. The total amount of fees and expenses has been allocated to deferred financing costs and stock issuance costs as follows:

Deferred financing costs....................................    $(27,500)
Stock issuance costs........................................      (2,500)
                                                                --------
          Total transaction fees and expenses...............    $(30,000)
                                                                ========

(7) Adjustment reflects the effect of the Transactions on stockholders' equity for (1) payment of the premium and fees associated with the tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007 and the senior secured note prepayment penalty, (2) payment of certain fees and expenses of the selling stockholders, which amounts will be charged to expense in our historical statement of operations in the period in which the Transactions are consummated and in the pro forma balance sheet are treated as a reduction of the net merger consideration paid to the selling stockholders and are not capitalized as deferred financing costs or stock issuance costs and (3) the write-off of deferred financing costs related to our Amended and Restated Credit Agreement dated as of November 24, 1998, our existing senior secured notes and our 10 1/4% Senior Subordinated Notes due 2007. The income tax benefit related to items (1) through (3) was computed using an effective statutory income tax rate of 40%.

Pay tender offer and consent solicitation premium and fees
  and senior secured note prepayment penalty................    $(12,500)
Pay expenses of selling stockholders........................     (15,433)
                                                                --------
Total cash disbursement.....................................     (27,933)
Write-off of deferred financing costs related to repaid
  indebtedness..............................................      (7,708)
                                                                --------
Adjustment before benefit for income taxes..................     (35,641)
Less benefit for income taxes recorded in other current
  assets....................................................      14,256
                                                                --------
Net adjustment to retained earnings (deficit)...............    $(21,385)
                                                                ========

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TRAVELCENTERS OF AMERICA, INC.

                                          By:       /s/ JAMES W. GEORGE
                                            ------------------------------------
                                            James W. George,
                                            Senior Vice President,
                                            Chief Financial Officer and
                                              Secretary

Date:  October 20, 2000